SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

WORTHINGTON INDUSTRIES, INC.

(Name of Registrant as Specified in Its Charter)

Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
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___________________________________________________________________________________

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GENERAL INFORMATION
CERTAIN BENEFICIAL OWNERSHIP OF COMMON SHARES
PROPOSAL 1: ELECTION OF DIRECTORS
EXECUTIVE COMPENSATION
PERFORMANCE GRAPH
REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
TRANSACTIONS WITH CERTAIN RELATED PARTIES
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
AUDIT COMMITTEE MATTERS
REPORT OF THE AUDIT COMMITTEE FOR FISCAL 2004
PRE-APPROVAL OF SERVICES PERFORMED BY INDEPENDENT AUDITORS
FEES OF INDEPENDENT AUDITORS
HOUSEHOLDING OF ANNUAL MEETING MATERIALS
SHAREHOLDER PROPOSALS FOR 2005 ANNUAL MEETING
FUTURE ELECTRONIC ACCESS TO PROXY MATERIALS AND ANNUAL REPORT
10-K REPORT
OTHER BUSINESS

200 Old Wilson Bridge Road
Columbus, OH 43085

September 1, 2004

Dear Fellow Shareholders:

     The 2004 Annual Meeting of Shareholders of Worthington Industries, Inc. will be held at 2:00 p.m., Eastern Daylight Time, on Thursday, September 30, 2004, at the Worthington Industries Athletic Center, 905 Dearborn Drive, Columbus, Ohio 43085. The enclosed Notice of Annual Meeting of Shareholders and Proxy Statement contain detailed information about the business to be conducted at the Annual Meeting. For those shareholders who are unable to attend the Annual Meeting, a live audio webcast will be available via Internet link at www.worthingtonindustries.com.

     The Board of Directors has nominated three directors, each for a term to expire at the 2007 Annual Meeting of Shareholders. The Board of Directors recommends that you vote FOR each of the nominees.

     The Board of Directors is also submitting for your consideration the ratification of the selection of the firm of KPMG LLP as our independent auditors for the fiscal year ending May 31, 2005. The Board of Directors recommends that you vote FOR this proposal.

     On behalf of the Board of Directors and management, I cordially invite you to attend the Annual Meeting, and I look forward to personally greeting those shareholders able to attend. Whether or not you plan to attend the Annual Meeting, the prompt voting of your proxy will help ensure that as many Common Shares as possible are represented at the Annual Meeting. Alternatively, registered shareholders may transmit voting instructions for their Common Shares electronically through the Internet or by telephone by following the simple instructions on the proxy card.

/s/ John P. McConnell
JOHN P. McCONNELL
Chairman of the Board and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be Held on
Thursday, September 30, 2004

     NOTICE IS HEREBY GIVEN that the 2004 Annual Meeting of Shareholders of Worthington Industries, Inc. (the “Company”) will be held at 2:00 p.m., Eastern Daylight Time, on Thursday, September 30, 2004, at the Worthington Industries Athletic Center, 905 Dearborn Drive, Columbus, Ohio 43085. For those shareholders who are unable to attend in person, a live audio webcast will be available via Internet link at www.worthingtonindustries.com. The Annual Meeting is being held for the following purposes:

1.	To elect three directors, each for a term of three years;

2.	To ratify the selection of the firm of KPMG LLP as the independent auditors of the Company for the fiscal year ending May 31, 2005; and

3.	To transact any other business which properly comes before the Annual Meeting or any adjournment.

     Only shareholders of record at the close of business on August 5, 2004 are entitled to receive notice of and to vote at the Annual Meeting or any adjournment. A copy of the Company’s 2004 Annual Report accompanies this notice.

     Please use this opportunity to take part in the affairs of the Company by voting on the business to come before the Annual Meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE. ALTERNATIVELY, REFER TO THE INSTRUCTIONS ON THE PROXY CARD TO TRANSMIT YOUR VOTING INSTRUCTIONS ELECTRONICALLY VIA THE INTERNET OR BY TELEPHONE. Returning the proxy card or transmitting your voting instructions electronically does not deprive you of your right to attend the Annual Meeting and to vote your Common Shares in person for the matters acted upon at the Annual Meeting.

By Order of the Board of Directors,

/s/ Dale T. Brinkman
Dale T. Brinkman
Secretary

September 1, 2004

WORTHINGTON INDUSTRIES, INC.
200 Old Wilson Bridge Road
Columbus, Ohio 43085

PROXY STATEMENT

GENERAL INFORMATION

     This Proxy Statement, along with the enclosed proxy card, are being furnished to shareholders of Worthington Industries, Inc. (the “Company”) in connection with the solicitation, on behalf of the Board of Directors (the “Board”), of proxies for use at the Annual Meeting of Shareholders to be held at 2:00 p.m., Eastern Daylight Time, on Thursday, September 30, 2004, at the Worthington Industries Athletic Center, 905 Dearborn Drive, Columbus, Ohio 43085, or any adjournment. Only shareholders of record at the close of business on August 5, 2004 (the “Record Date”) are entitled to receive notice of and to vote at the Annual Meeting. The Company is mailing this Proxy Statement and the accompanying proxy card to those shareholders on or about September 1, 2004. The total number of outstanding Common Shares on the Record Date entitled to vote at the Annual Meeting is 87,309,123. Each shareholder is entitled to one vote for each Common Share held, and there are no cumulative voting rights in the election of directors.

     As used herein, the term “Company” means Worthington Industries, Inc. or, where appropriate, Worthington Industries, Inc. and its subsidiaries. The term “Common Shares” means the Company’s Common Shares, without par value.

     To ensure your Common Shares will be voted at the Annual Meeting, please sign, date and mail your proxy card in the enclosed envelope promptly, or transmit your voting instructions electronically by accessing the Company’s Internet site or by using the toll-free telephone number listed on the proxy card. The deadline for transmitting voting instructions electronically via the Internet or telephonically is 11:59 p.m., Eastern Daylight Time, September 29, 2004. The Internet and telephone voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions, and to confirm that shareholders’ voting instructions have been properly recorded. Shareholders voting through the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which will be borne by you.

     Those Common Shares represented by properly signed proxies or properly authenticated votes recorded electronically via the Internet or by telephone, that are received prior to the Annual Meeting and not revoked, will be voted as directed by the shareholder. All valid proxies received prior to the Annual Meeting which do not specify how Common Shares should be voted will be voted FOR the three nominees listed below under the caption, “PROPOSAL 1: ELECTION OF DIRECTORS,” and FOR the ratification of the selection of the firm of KPMG LLP as the Company’s independent auditors for the fiscal year ending May 31, 2005. No appraisal rights exist for any action proposed to be taken at the Annual Meeting.

     The solicitation of proxies may be made by mail, personal contact, telephone, facsimile or telegraph by directors, officers and employees of the Company, none of whom will receive additional compensation for such solicitation activities. In addition, the Company has retained Georgeson Shareholder Communications Inc., New York, New York, to aid in the solicitation of proxies with respect to Common Shares held by broker/dealers, financial institutions and other custodians, fiduciaries, and nominees, for a fee of approximately $2,000 plus out-of-pocket expenses. The Company will reimburse its transfer agent, broker/dealers, financial institutions and other custodians, fiduciaries, and nominees for their reasonable costs in sending proxy materials to shareholders. Other than Internet access fees and telephone service fees described above, all proxy solicitation costs will be borne by the Company.

     Shareholders holding Common Shares in “street name” with a broker/dealer, financial institution or other holder of record may be eligible to appoint their proxy electronically via the Internet or telephonically and may incur costs associated with the electronic access. Shareholders holding Common Shares in “street name” should review the information provided to them by the holder of record. This information will describe the procedures to be followed in instructing the holder of record how to vote the “street name” Common Shares and how to revoke previously-given instructions.

     You may revoke a proxy at any time before it is actually voted at the Annual Meeting by giving written notice of revocation to the Secretary of the Company, by executing and returning to the Company a later-dated proxy card, by voting in person at the Annual Meeting (but only if you are the registered shareholder), by submitting a later-dated electronic vote through the Internet, or by voting by telephone at a later date. Attending the Annual Meeting does not, in and of itself, constitute revocation of a previously appointed proxy.

     The results of shareholder voting will be tabulated by the Company’s transfer agent, National City Bank, which has been appointed as the inspector of election for the Annual Meeting. Common Shares represented by properly-executed proxy cards returned to the Company prior to the Annual Meeting or represented by properly-authenticated electronic voting instructions recorded through the Internet or by telephone will be counted toward the establishment of a quorum for the Annual Meeting even though they are marked “Abstain,” “Against,” “For,” “For All Nominees,” “Withheld From All Nominees,” “For All Nominees Except the Individual(s) Named on the Line Above,” or not at all. Under the applicable rules of the New York Stock Exchange (“NYSE”), the election of directors and the ratification of the selection of the Company’s independent auditors are considered “discretionary” items on which broker/dealers, who hold their clients’ Common Shares in street name, may vote in their discretion on behalf of their clients, if those clients have not furnished voting instructions within the required time frame before the Annual Meeting. Accordingly, there should be no “broker non-votes” with respect to the matters submitted by the Company to shareholders at the Annual Meeting.

CERTAIN BENEFICIAL OWNERSHIP OF COMMON SHARES

     The following table furnishes information regarding the number and percentage of outstanding Common Shares beneficially owned by: (a) each current director of the Company; (b) each director nominee of the Company; (c) each individual named in the Summary Compensation Table; (d) all current directors and executive officers of the Company as a group; and (e) each person known by the Company to own beneficially more than five percent of the outstanding Common Shares, in each case as of August 5, 2004 (except as otherwise noted). The address of each of the current executive officers and directors is c/o Worthington Industries, Inc., 200 Old Wilson Bridge Road, Columbus, Ohio 43085.

Amount And Nature of Beneficial Ownership (1)

	Total of Common Shares Presently Held and
	Which Can Be Acquired Upon Exercise Of
	Options Currently Exercisable Or Which
	Will Become Exercisable Within 60 Days
	and Theoretical Common Shares Credited		Percent of
	to Account in Company’s Deferred		Outstanding
Name of Beneficial Owner	Compensation Plans		Common Shares (2)
John B. Blystone	17,000	(3)	*
John S. Christie (4)	423,737	(5)	*
William S. Dietrich, II	14,000	(6)	*
Michael J. Endres	87,405	(7)	*
Joe W. Harden (4)	15,793	(8)	*
Peter Karmanos, Jr.	82,725	(9)	*
John R. Kasich	18,361	(10)	*
John P. McConnell (4)	1,708,456	(11)	1.9%
Edmund L. Ponko (4)	64,000	(12)	*
Sidney A. Ribeau	13,858	(3)	*
Mary Fackler Schiavo	16,011	(3)	*
George P. Stoe (4)	8,755	(13)	*
All Current Directors and Executive Officers as a Group (17 people)	2,928,537	(14)	3.3%
John H. McConnell 200 Old Wilson Bridge Road Columbus, OH 43085	14,570,428	(15)	16.7%
Capital Research and Management Company 333 South Hope Street, 55th Floor Los Angeles, CA 90071	7,388,500	(16)	8.5%

*	less than 1%

     (1) Unless otherwise stated, the beneficial owner has sole voting and investment power over the listed Common Shares or shares such power with his or her spouse.

     (2) The “Percent of Outstanding Common Shares” is based on the sum of (a) 87,309,123 Common Shares outstanding on August 5, 2004; and (b) the number of Common Shares as to which the named person has the right to acquire beneficial ownership upon the exercise of options which are currently exercisable or will become exercisable within 60 days of August 5, 2004 (collectively, “Currently Exercisable Options”). The theoretical Common Shares credited to the accounts of executive officers of the Company participating in the Worthington Industries, Inc. Non-Qualified Deferred Compensation Plan or of directors of the Company participating in the Worthington Industries, Inc. Deferred Compensation Plan for Directors are not included in the calculation of the “Percent of Outstanding Common Shares” figures in the table.

     (3) Includes 12,000 Common Shares subject to Currently Exercisable Options.

     (4) Individual named in the Summary Compensation Table.

     (5) Includes 276,000 Common Shares subject to Currently Exercisable Options. Also includes 136,000 Common Shares held in The McConnell Educational Foundation for the benefit of third parties, of which John P. McConnell and John S. Christie are two of the five co-trustees and share voting and investment power. Beneficial ownership of these 136,000 Common Shares is disclaimed. Also includes 269 theoretical Common Shares credited to the account of Mr. Christie in the Worthington Industries, Inc. Non-Qualified Deferred Compensation Plan. Under the terms of that Plan, participants do not beneficially own, nor do they have voting or investment power with respect to, theoretical Common Shares held in accounts under the Plan, and payouts are made in cash.

     (6) Includes 4,000 Common Shares subject to Currently Exercisable Options.

     (7) Includes 12,000 Common Shares subject to Currently Exercisable Options. Also includes 10,000 Common Shares held by Mr. Endres’ wife who has sole voting and investment power of the 10,000 Common Shares. Beneficial ownership of these 10,000 Common Shares is disclaimed. Also includes 13,305 theoretical Common Shares credited to the account of Mr. Endres in the Worthington Industries, Inc. Deferred Compensation Plan for Directors. Under the terms of that Plan, participants do not beneficially own, nor do they have voting or investment power with respect to, theoretical Common Shares held in accounts under the Plan, and payouts are made in cash.

     (8) Includes 9,000 Common Shares subject to Currently Exercisable Options. Also includes 3,783 Common Shares held by Mr. Harden’s wife, who has sole voting and investment power of the 3,783 Common Shares. Beneficial ownership of these 3,783 Common Shares is disclaimed.

     (9) Includes 12,000 Common Shares subject to Currently Exercisable Options. Also includes 50,000 Common Shares held by Mr. Karmanos as trustee for a living trust. Also includes 20,725 theoretical Common Shares credited to the account of Mr. Karmanos in the Worthington Industries, Inc. Deferred Compensation Plan for Directors. Under the terms of that Plan, participants do not beneficially own, nor do they have voting or investment power with respect to, theoretical Common Shares held in accounts under the Plan, and payouts are made in cash.

     (10) Includes 12,000 Common Shares subject to Currently Exercisable Options. Also includes 6,361 theoretical Common Shares credited to the account of Mr. Kasich in the Worthington Industries, Inc. Deferred Compensation Plan for Directors. Under the terms of that Plan, participants do not beneficially own, nor do they have voting or investment power with respect to, theoretical Common Shares held in accounts under the Plan, and payouts are made in cash.

     (11) Includes 499,000 Common Shares subject to Currently Exercisable Options; 54,970 Common Shares held by John P. McConnell as custodian for his children; and 118,000 Common Shares held by The McConnell Family Trust of which Mr. McConnell is co-trustee and shares voting and investment power. Also includes 136,000 Common Shares held in The McConnell Educational Foundation for the benefit of third parties, of which John

P. McConnell and John S. Christie are two of the five co-trustees and share voting and investment power. Beneficial ownership of these 136,000 Common Shares is disclaimed. John P. McConnell is the son of John H. McConnell.

     (12) Includes 64,000 Common Shares subject to Currently Exercisable Options.

     (13) Includes 8,000 Common Shares subject to Currently Exercisable Options.

     (14) The number of Common Shares shown as beneficially owned by the Company’s current directors and executive officers as a group includes 1,463,800 Common Shares subject to Currently Exercisable Options granted to them under the 1990 Stock Option Plan, the 1997 Long-Term Incentive Plan, and the 2000 Stock Option Plan for Non-Employee Directors. Also includes an aggregate of 40,660 theoretical Common Shares credited to the respective accounts of the Company’s directors and executive officers in the Worthington Industries, Inc. Deferred Compensation Plan for Directors and the Worthington Industries, Inc. Non-Qualified Deferred Compensation Plan. Under the terms of those Plans, participants do not beneficially own, nor do they have voting or investment power with respect to, theoretical Common Shares held in accounts under the Plans, and payouts are made in cash.

     (15) These 14,570,428 Common Shares include 12,415,982 Common Shares held of record by JDEL, Inc. (“JDEL”), a Delaware corporation. The directors of JDEL have given John H. McConnell sole voting and investment power with respect to these Common Shares. JDEL is a wholly-owned subsidiary of JMAC, Inc. (“JMAC”), a private investment company substantially owned, directly or indirectly, by John H. McConnell, John P. McConnell and a family partnership of John H. McConnell, John P. McConnell and their families (collectively, the “McConnell Family”). See “TRANSACTIONS WITH CERTAIN RELATED PARTIES.” Also includes 511,750 Common Shares held by John H. McConnell’s wife, who has sole voting and investment power as to the 511,750 Common Shares. Beneficial ownership of these 511,750 Common Shares is disclaimed. The table does not include 2,428,312 Common Shares (2.8% of the Common Shares outstanding) held by an independent trustee in trust for the benefit of Mr. McConnell’s wife, his adult daughter and his son, John P. McConnell, over which Common Shares the trustee has investment and voting power, subject to the approval of Mr. McConnell’s wife. Beneficial ownership of these 2,428,312 Common Shares is disclaimed.

     (16) Capital Research and Management Company (“Capital”) reported in a Form 13F Holdings Report, dated August 13, 2004, filed with the Securities and Exchange Commission (the “SEC”) that it held 7,388,500 Common Shares as of June 30, 2004. Capital reportedly has investment, acquisition and dispositive power over these 7,388,500 Common Shares, but the underlying mutual funds maintain voting power.

PROPOSAL 1: ELECTION OF DIRECTORS

There are currently nine individuals serving as members of the Board: three in the class whose terms expire at the upcoming Annual Meeting, three in the class whose terms expire at the Annual Meeting of Shareholders in 2005, and three in the class whose terms expire at the Annual Meeting of Shareholders in 2006. The Board has reviewed, considered and discussed each director’s relationships, either directly or indirectly, with the Company and its subsidiaries and the compensation each director receives, directly or indirectly, from the Company and its subsidiaries in order to determine whether such director meets the independence requirements of the applicable sections of the NYSE Listed Company Manual (the “NYSE Rules”) and the applicable rules and regulations of the SEC (the “SEC Rules”). The Board has determined that six of the nine directors qualify as independent under the NYSE Rules and guidelines set by the Board: John B. Blystone, Michael J. Endres, Peter Karmanos, Jr., John R. Kasich, Sidney A. Ribeau and Mary Fackler

Schiavo. John S. Christie, William S. Dietrich, II and John P. McConnell do not qualify as independent under the NYSE Rules.

     The Board has designated John R. Kasich, John P. McConnell, and Mary Fackler Schiavo as nominees for election as directors of the Company at the Annual Meeting. Each individual was recommended by the Nominating and Governance Committee. Messrs. Kasich and McConnell and Ms. Schiavo are currently serving as directors of the Company for terms that expire at the upcoming Annual Meeting, and each has served continuously as a director since 2001, 1990, and 1998, respectively.

     Each individual elected as a director at the Annual Meeting will hold office for a three-year term, expiring at the 2007 Annual Meeting of Shareholders, or until the earlier of (a) his or her successor being duly elected and qualified, or (b) his or her death, resignation, or removal from office. The individuals named as proxies in the form of proxy solicited by the Board intend to vote the Common Shares represented by the proxies received under this solicitation for the Board’s nominees, unless otherwise instructed on the form of proxy. If any nominee who would otherwise receive the requisite number of votes becomes unable or unwilling to serve as a candidate for election as a director, the individuals designated to vote the proxies reserve full discretion to vote the Common Shares represented by the proxies they hold for the election of the remaining nominees and for the election of any substitute nominee designated by the Board. The Board has no reason to believe that any of the nominees of the Board will be unavailable or unable to serve as a director if elected.

     The following information, as of August 5, 2004, concerning the age, principal occupation, other affiliations and business experience of each director during the last five years has been furnished to the Company by such director. Except where indicated, each director has had the same principal occupation for the last five years. John P. McConnell is the son of John H. McConnell, the Company’s founder, who beneficially owns more than 5% of the Company’s outstanding Common Shares. There are no family relationships among any of the current directors and executive officers of the Company.

Nominees Standing for Election to the Board of Directors

     John R. Kasich

     John R. Kasich, age 52, has served continuously as a director of the Company since February 2001 and is a member of the Compensation and Stock Option Committee and the Nominating and Governance Committee. Mr. Kasich has been Managing Director of the Investment Banking Group of Lehman Brothers Holdings, Incorporated, in Columbus, Ohio, since January 2001. For more than five years prior to that time, Mr. Kasich was a member of the U. S. House of Representatives. Mr. Kasich also serves as a director of Invacare Corporation and Instinet Group Incorporated.

     John P. McConnell

     John P. McConnell, age 50, has served continuously as the Chairman of the Board of the Company since 1996, and as a director since 1990. He is Chair of the Executive Committee. Mr. McConnell has served as Chief Executive Officer of the Company since June 1993. Mr. McConnell is also a director of ALLTEL Corporation.

     Mary Fackler Schiavo

     Mary Fackler Schiavo, age 48, has served continuously as a director of the Company since 1998, is Chair of the Audit Committee, and is a member of the Nominating and Governance Committee. Ms. Schiavo has been a partner in the law firm of Motley Rice LLC, Mount Pleasant, South Carolina, since October 2003. From 2002 to October 2003, Ms. Schiavo was an attorney with Baum, Hedlund, Aristei, Guilford & Schiavo, P.C., a law firm in Los Angeles, California. From 1997 to 2002, Ms. Schiavo served as a professor at The

Ohio State University and as a consultant for NBC News. Ms. Schiavo served as Inspector General for the U. S. Department of Transportation from 1991 to 1997.

Directors Continuing through 2005

     John S. Christie

     John S. Christie, age 54, has served continuously as a director of the Company since 1999 and as President and Chief Financial Officer of the Company since January 2004. Mr. Christie served as President and Chief Operating Officer of the Company from 1999 to 2004. Prior to that time, from 1995 to 1999, Mr. Christie served as President of JMAC, Inc., a private investment company.

     Michael J. Endres

     Michael J. Endres, age 56, has served continuously as a director of the Company since 1999 and is a member of the Executive Committee, the Audit Committee, and the Compensation and Stock Option Committee. Mr. Endres is a partner in Stonehenge Financial Holdings, Inc., a private equity investment firm he co-founded in August 1999. For more than five years prior to that time, he served as Chairman of BancOne Capital Partners, a financing entity, and as Vice Chairman of BancOne Capital Corporation, an investment banking firm. Mr. Endres also serves as a director of Applied Innovation Inc., Huntington Bancshares Incorporated, and ProCentury Corporation.

     Peter Karmanos, Jr.

     Peter Karmanos, Jr., age 61, has served continuously as a director of the Company since 1997, is Chair of the Nominating and Governance Committee, and is a member of the Executive Committee and the Compensation and Stock Option Committee. Mr. Karmanos has held the position of Chairman of the Board, Chief Executive Officer and Co-Founder of Compuware Corporation, a software development company, for more than five years. Mr. Karmanos also serves as a director of Compuware Corporation, Taubman Centers, Inc., and Adherex Technologies, Inc. (Toronto Exchange).

Directors Continuing through 2006

     John B. Blystone

     John B. Blystone, age 51, has served continuously as a director of the Company since 1997, is Chair of the Compensation and Stock Option Committee, and is a member of the Executive Committee. Mr. Blystone has served as Chairman, President and Chief Executive Officer of SPX Corporation, a global provider of technical products and systems, industrial products and services, flow technology, cooling technologies and services, and service solutions for more than five years. Mr. Blystone is also a director of SPX Corporation.

     William S. Dietrich, II

     William S. Dietrich, II, age 66, has served continuously as a director of the Company since 1996. Mr. Dietrich served as Chairman of Dietrich Industries, Inc., a subsidiary of the Company, for more than five years prior to May 2003, when he retired.

     Sidney A. Ribeau

     Sidney A. Ribeau, age 51, has served continuously as a director of the Company since 2000 and is a member of the Audit Committee and the Nominating and Governance Committee. Mr. Ribeau has served as President of Bowling Green State University for more than five years. Mr. Ribeau is also a director of The Andersons, Inc., Convergys Corporation, and TIAA-CREF.

Recommendation and Vote

     Under Ohio law and the Company’s Code of Regulations, the three nominees for election to the Board receiving the greatest number of votes will be elected as directors.

     Common Shares represented by properly-executed, returned proxy cards or properly-authenticated electronic voting instructions recorded through the Internet or by telephone will be voted FOR the election of the Board’s nominees, unless authority to vote for one or more of the nominees is withheld. Common Shares as to which the authority to vote is withheld will not be counted toward the election of directors or the election of the individual nominees specified on the form of proxy. Proxies may not be voted for more than three nominees.

The Company’s Board Recommends That Shareholders Vote For the Election of All of the Nominees Named Above.

Communications with the Board

     The Company does not require attendance by the members of the Board at annual meetings of the shareholders since there is no Board meeting scheduled at that time. Directors and nominees who are in Columbus at the time of the Company’s Annual Meeting are encouraged to attend. Five of the ten incumbent directors attended the Company’s 2003 Annual Meeting of Shareholders held on September 24, 2003.

     In accordance with the Company’s Corporate Governance Guidelines and applicable NYSE Rules, independent directors of the Company meet (without management present) at regularly scheduled executive sessions at least twice per year and at such other times as the directors deem necessary or appropriate. The independent directors may select who will lead the executive sessions and, absent selection, the independent director who is a member of the Executive Committee with the most seniority presides at the executive sessions of the independent directors.

     The Board believes it is important for shareholders to have a process by which to send communications to the Board and its individual members. Accordingly, shareholders who wish to communicate with the Board or a particular director may do so by sending a letter to such individual or individuals, in care of the Company, to the Company’s executive offices at 200 Old Wilson Bridge Road, Columbus, Ohio 43085. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Shareholder-Board Communication” or “Shareholder-Director Communication,” as appropriate. All such letters must identify the author as a shareholder and clearly indicate whether the communication is directed to all members of the Board or to certain specified individual directors. Copies of all such letters will be circulated to the appropriate director or directors. Correspondence marked “personal and confidential” will be delivered to the intended recipient.

Independence of Directors

     The Board has been advised of the nature and extent of any personal and business relationships between the Company and John B. Blystone, Michael J. Endres, Peter Karmanos, Jr., John R. Kasich, Sidney A. Ribeau or Mary Fackler Schiavo, individually (the “Independent Directors”), or any entities for which an Independent Director is a partner, executive officer, employee or controlling shareholder. The Board has determined that, in the judgment of the Board, none of the Independent Directors has any relationship to the Company which: (a) may interfere with his or her independence from management and the Company or the exercise of his or her independent judgment; or (b) would be a “material relationship” with the Company so as to disqualify such director from being independent under applicable NYSE Rules.

     Under guidelines adopted by the Board, barring any unusual circumstances, a director’s independence would not be impaired if: (a) the director is an executive officer or an employee (or his or her immediate family member is an executive officer) of a company that makes payments to, or receives payments from, the

Company for property or services performed in the ordinary course of business in an amount which, in any single fiscal year, does not exceed the greater of $1 million or 2% of the Company’s or such other company’s consolidated gross revenues; or (b) the Company makes contributions to a charitable organization for which the director serves as an executive officer if the contributions, in any single fiscal year, do not exceed the greater of $1 million or 2% of such charitable organization’s consolidated gross revenues.

Committees and Meetings of the Board

     The Board held five meetings during the fiscal year ended May 31, 2004 (“Fiscal 2004”), including regularly scheduled and special meetings. Each incumbent director attended at least 75% of the aggregate of (a) the total number of meetings held by the Board during the period he or she served as a director, and (b) the total number of meetings held by all committees of the Board on which such director served during the period he or she served.

     The Board has four standing committees: the Executive Committee, the Audit Committee, the Compensation and Stock Option Committee, and the Nominating and Governance Committee. A copy of the charter for each Committee is posted on the Company’s website and has been reviewed and approved by the Company’s Board or the Executive Committee and is available on the “Corporate Governance” page of the Investor Relations section of the Company’s website at www.worthingtonindustries.com.

Committees of the Board

Compensation
			and	Nominating and
	Executive	Audit	Stock Option	Governance
John B. Blystone*	x		Chair
John S. Christie
William S. Dietrich, II
Michael J. Endres*	x	Ä	x
Peter Karmanos, Jr.*	x		x	Chair
John R. Kasich*			x	x
John P. McConnell	Chair
Sidney A. Ribeau*		x		x
Mary Fackler Schiavo*		Chair		x

*	Independent director under NYSE Rules

Ä	Audit Committee Financial Expert

     Executive Committee

     The Executive Committee acts in place of and on behalf of the Board during times when the Board is not in session. The Executive Committee may exercise, to the fullest extent permitted by law and not delegated to another committee of the Board, all of the powers and authority granted to the Board other than the authority to fill vacancies among the directors or on any committee of the directors.

     Audit Committee

     The Board has determined that each member of the Audit Committee qualifies as an independent director under the applicable NYSE Rules and under SEC Rule 10A-3. The Board believes each member of the Audit Committee is qualified to discharge his or her duties on behalf of the Company and its subsidiaries and satisfies the financial literacy requirement of the NYSE Rules. The Board has also determined that Michael J. Endres qualifies as an “audit committee financial expert” for purposes of Item 401(h) of SEC

Regulation S-K by virtue of his experience described on page 7. None of the members of the Audit Committee serves on the audit committee of more than two other public companies.

     The Audit Committee shall at least annually evaluate its performance, reviewing and assessing the adequacy of its charter and recommending any proposed changes to the full Board, as necessary, to reflect changes in regulatory requirements, authoritative guidance and evolving practices.

     The Audit Committee’s duties and responsibilities are set forth in its charter. The primary function of the Audit Committee is to assist the Board in the oversight of the financial and accounting functions, controls, reporting processes, and audits of the Company. Specifically, the Audit Committee, on behalf of the Board, monitors and evaluates: (a) the integrity and quality of the Company’s financial statements; (b) the Company’s compliance with legal and regulatory requirements, including the financial reporting process; (c) the Company’s system of internal disclosure controls and its accounting and financial controls; (d) the independent auditors’ qualifications and independence; (e) the performance of the Company’s internal audit function and its independent auditors; and (f) the annual independent audit of the Company’s financial statements. The Audit Committee’s specific responsibilities include: (i) selecting the Company’s independent auditors for each fiscal year and determining the terms of the audit engagement, including fees and terms, and all other audit or non-audit engagements of the independent auditors; (ii) reviewing the independence, qualifications and performance of the Company’s independent auditors; (iii) reviewing and approving in advance all audit and permitted non-audit services; (iv) setting hiring policies for employees or former employees of the independent auditors; (v) monitoring the partner rotation of the independent auditors; (vi) reviewing the Company’s accounting procedures and policies, including staffing, professional services to be provided, audit procedures to be used and fees to be charged by the independent auditors; (vii) reviewing the activities of the internal auditors and the Company’s independent auditors; (viii) preparing an annual report for inclusion in the Company’s proxy statement; and (ix) other matters required by applicable Financial Accounting Standards Boards, the American Institute of Certified Public Accountants, the SEC and NYSE. Pursuant to its charter, the Audit Committee has the authority to engage and compensate such counsel and other advisors as the Audit Committee deems necessary to carry out its duties.

     The Audit Committee met eight times during Fiscal 2004. The Audit Committee’s report relating to Fiscal 2004 begins on page 24.

     Compensation and Stock Option Committee

     The Board has determined that each member of the Compensation and Stock Option Committee (the “Compensation Committee”) qualifies as an independent director under the applicable NYSE Rules; an outside director for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”); and a non-employee director for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

     The Compensation Committee’s charter sets forth the duties and responsibilities of the Compensation Committee, which include: (a) discharging the Board’s responsibilities relating to compensation of the Company’s executive management; (b) preparing an annual report on executive compensation for inclusion in the Company’s proxy statement; (c) reviewing and advising the Board with respect to Board compensation; (d) administering the Company’s stock option and long-term incentive programs and any other plans and programs designated by the Board; (e) carrying out such other roles and responsibilities as the Board may designate; and (f) carrying out such other responsibilities delegated to it by the Board. Pursuant to its charter, the Compensation Committee has the authority to retain compensation consultants, legal counsel, and other consultants as it deems appropriate to carry out its functions and to approve the fees and other retention terms for any such consultants. The Compensation Committee will periodically review and reassess the adequacy of its charter and recommend changes to the full Board, as necessary, to reflect changes in regulatory requirements, authoritative guidance and evolving practices.

     The Compensation Committee met two times during Fiscal 2004. The report of the Compensation Committee on executive compensation for Fiscal 2004 begins at page 21.

     Nominating and Governance Committee

     The Board has determined that each member of the Nominating and Governance Committee qualifies as an independent director under the applicable NYSE Rules. The Nominating and Governance Committee will periodically review and assess the adequacy of its charter and recommend any proposed changes to the full Board, as necessary, to reflect changes in regulatory requirements, authoritative guidance, and evolving practices.

     The purpose of the Nominating and Governance Committee is to provide oversight on a broad range of issues surrounding the composition and operation of the Board. The primary responsibilities of the Nominating and Governance Committee include: (a) ensuring that the Board is comprised of members with the appropriate skills, qualities and experience; (b) identifying and recommending to the shareholders individuals to be nominated for election as a member of the Board and to fill vacancies on the Board; (c) developing, recommending and periodically reviewing principles of corporate governance and the Corporate Governance Guidelines of the Board; (d) authorizing the retention and termination of such search firms, legal counsel and other consultants as it deems appropriate to carry out its functions, including sole authority to approve the fees and other terms of such consultants’ retention; (e) periodically reviewing the Articles of Incorporation and Code of Regulations of the Company and recommend changes to the Board, if necessary; (f) reviewing the composition and size of the Board in order to ensure that the Board has the proper expertise and diversity in its members; (g) recommending criteria for the selection of Board members and Board committee members; (h) reviewing and recommending Board policies on age and term limits for Board members; (i) identifying and recruiting, along with the Chairman of the Board, candidates for Board membership; (j) providing, along with the Compensation Committee, for an annual review of succession plans for the Chairman of the Board and Chief Executive Officer in the case of his resignation, retirement or death; (k) evaluating the performance of current Board members proposed for re-election and recommending to the Board whether or not members should stand for re-election; (l) reviewing and recommending to the Board an appropriate course of action upon the resignation of a current Board member or upon other vacancies on the Board; (m) leading an annual evaluation of the Board as a whole and overseeing the evaluation of the Board committees and of management; and (n) to the extent not otherwise delegated to the Audit Committee, reviewing the relationships between the Company and a director for conflicts of interest and addressing any actual or potential conflicts of interest.

     The Nominating and Governance Committee met two times during Fiscal 2004.

Nominating Procedures

     As described above, the Company has a standing Nominating and Governance Committee which has responsibility for providing oversight on a broad range of issues surrounding the composition and operation of the Board, including, but not limited to, identifying candidates qualified to become directors and recommending director nominees to the Board.

     When considering candidates for the Board, the Nominating and Governance Committee evaluates the entirety of each candidate’s credentials but does not have specific eligibility requirements or minimum qualifications which must be met by a Nominating and Governance Committee-recommended nominee. However, in general, the retirement age for directors is 70, and a director is to submit his or her resignation to be effective at the conclusion of the three-year term immediately after obtaining age 70. The Nominating and Governance Committee considers those factors it deems appropriate, including, but not limited to, judgment, skill, diversity, strength of character, experience with businesses and organizations of comparable size or scope, experience as an executive of or adviser to public and private companies, experience and skill relative to other Board members, specialized knowledge or experience, and the desirability of the candidate’s membership on the Board and any committees of the Board. Depending on the current needs of the Board, the

Nominating and Governance Committee may weigh certain factors more or less heavily. The Nominating and Governance Committee does, however, believe that all members of the Board should have strong character and integrity, a reputation for working constructively with others, sufficient time to devote to Board matters, and no conflict of interest that would interfere with his or her performance as a director.

     The Nominating and Governance Committee considers candidates for the Board from any reasonable source, including shareholder recommendations, but does not evaluate candidates differently based on the source of the recommendation. As previously discussed, the Nominating and Governance Committee has the authority to retain consultants and search firms to assist with the process of identifying and evaluating director candidates and to approve the fees and other retention terms for any such consultant or search firm. No such consultant or search firm has been used to date, and, accordingly, no fees have been paid to any such consultant or search firm.

     Shareholders may recommend director candidates for consideration by the Nominating and Governance Committee by sending the recommendation to the Chair of the Nominating and Governance Committee, in care of the Company, to the Company’s executive offices at 200 Old Wilson Bridge Road, Columbus, Ohio 43085. The recommendation should include the candidate’s name, age, business address, residence address, and principal occupation. The recommendation should also describe the qualifications, attributes, skills, or other qualities possessed by the recommended director candidate. A written statement from the candidate consenting to serve as a director, if elected, should accompany any such recommendation.

     The Board, taking into account the recommendations of the Nominating and Governance Committee, selects nominees for election as directors at each annual meeting of shareholders. In addition, shareholders wishing to nominate directors for election may do so, provided they comply with the nomination procedures set forth in the Company’s Code of Regulations. In order to nominate an individual for election as a director at a meeting, a shareholder must give written notice of the shareholder’s intention to make such nomination. The notice must be sent to the Company’s Secretary, either delivered in person, or mailed to and received at, the Company’s principal executive offices at 200 Old Wilson Bridge Road, Columbus, Ohio 43085 not less than 14 days or more than 50 days prior to any meeting called for the election of directors. However, if notice or public disclosure of the date of the meeting is given or made less than 21 days prior to the meeting, the shareholder notice must be received by the Company’s Secretary not later than the close of business on the seventh day following the day on which notice of the date of the meeting was mailed or publicly disclosed. The Company’s Secretary will deliver any shareholder notice received in a timely manner to the Nominating and Governance Committee for review. Each shareholder notice must include the following information as to each individual the shareholder proposes to nominate for election or re-election as a director: (a) the name, age, business address and, if known, residence address of the proposed nominee; (b) the principal occupation or employment of the proposed nominee; (c) the number of Common Shares of the Company beneficially owned by the proposed nominee; and (d) any other information relating to the proposed nominee that is required to be disclosed concerning nominees in proxy solicitations under applicable SEC Rules, including the individual’s written consent to be named in the proxy statement as a nominee and to serve as a director, if elected. The nominating shareholder must also provide (i) the name and address of the nominating shareholder, and (ii) the number of Common Shares of the Company beneficially owned by the nominating shareholder. No individual may be elected as a director unless he or she has been nominated by a shareholder in the manner described herein or by the Board or the Nominating and Governance Committee of the Board.

Corporate Governance Guidelines

     In accordance with applicable NYSE Rules, the Board adopted the Worthington Industries, Inc. Corporate Governance Guidelines on February 20, 2003 to promote the effective functioning of the Board and its committees and to reflect the Company’s commitment to the highest standards of corporate governance. The Board, with the assistance of the Nominating and Governance Committee, periodically reviews the Corporate Governance Guidelines to ensure they are in compliance with all applicable requirements. The Corporate Governance Guidelines are available on the “Corporate Governance” page of the Investor Relations section of the Company’s website at www.worthingtonindustries.com.

Code of Conduct

     In accordance with applicable NYSE Rules and SEC Rules, the Board has adopted the Worthington Industries, Inc. Code of Conduct which is available on the “Corporate Governance” page of the Investor Relations section of the Company’s website at www.worthingtonindustries.com.

Compensation of Directors

     Directors who are officers or employees of the Company receive no additional compensation for serving as members of the Board or as members of Board committees. During Fiscal 2004, each non-employee director received an annual retainer of $35,000, and each committee chair received an additional annual retainer in the amount of $5,000. Each non-employee director also received $1,500 for attendance at each Board meeting, whether via telephone or in person, and $1,000 for attendance at each committee meeting. The Company’s non-employee directors are reimbursed for out-of-pocket expenses incurred in connection with their service as directors, including travel expenses.

     Pursuant to the Worthington Industries, Inc. Deferred Compensation Plan for Directors (the “Directors Deferred Plan”), the directors, in general, may elect to defer the payment of all or a portion of their directors’ fees until a specified date or until they are no longer associated with the Company. Participation in the Directors Deferred Plan is voluntary and enables a non-employee director of the Company to defer all or part of his or her director’s fees, including federal income tax thereon. Participants may elect to have their deferred fees invested at a rate reflecting (a) the increase or decrease in the fair market value per share of the Company’s Common Shares with dividends reinvested, (b) a fixed rate, or (c) as of August 1, 2004, returns on any of the funds available for investment under the Company’s Deferred Profit Sharing Plan. A committee appointed by the Board resets the fixed rate at least annually on a prospective basis, to reflect market changes. Payouts under the Directors Deferred Plan are made in cash.

     Under the Worthington Industries, Inc. 2000 Stock Option Plan for Non-Employee Directors (as amended, the “2000 Directors Option Plan”), each non-employee director first elected or appointed prior to September 25, 2003 received an initial option grant to purchase 4,000 Common Shares, and each non-employee director first elected or appointed on or after September 25, 2003 will receive an initial option grant to purchase 5,000 Common Shares. Each non-employee director who had served as a director of the Company for more than six months, and continued to serve as a member of the Board after that date, was granted an option to purchase 2,000 Common Shares on the date of each of the 2001 Annual Meeting of Shareholders and the 2002 Annual Meeting of Shareholders. On the date on which each annual meeting of shareholders of the Company is held, beginning with the 2003 Annual Meeting of Shareholders, each non-employee director who served as a director of the Company for more than six months, and will continue to serve as a member of the Board, received and will receive an option grant to purchase 4,000 Common Shares. Each option has an exercise price equal to the fair market value of the Common Shares on the date of grant. In accordance with the terms of the 2000 Directors Option Plan, each non-employee director serving at the time of the 2003 Annual Meeting was granted an option to purchase 4,000 Common Shares with an exercise price of $12.60 per share.

     Each option granted to a non-employee director becomes fully exercisable one year after the date of grant and has a 10-year term. Vesting accelerates upon death, total disability, change in control, or retirement after a non-employee director attains age 65 or has served at least nine years as a member of the Board. If a non-employee director becomes totally disabled or dies while in service as a member of the Board, he or she (or, in the event of death, his or her beneficiary) has three years from the date of occurrence to exercise any vested options. In the event a non-employee director retires after he or she has attained age 65 or has served at least nine years as a member of the Board, the non-employee director may exercise any vested options for a period of three years after the date of retirement. If a non-employee director ceases to be a member of the Board for cause, all options terminate immediately. If a non-employee director ceases to be a member of the Board for any reason other than those listed above, the non-employee director’s options may be exercised (to the extent then exercisable) for a period of one year following the date of termination.

EXECUTIVE COMPENSATION

Summary of Cash and Other Compensation

     The following table provides certain compensation information for the Chief Executive Officer (“CEO”) and the Company’s four other most highly-compensated executive officers (collectively, the “Named Executives”) for Fiscal 2004, the fiscal year ended May 31, 2003 (“Fiscal 2003”) and the fiscal year ended May 31, 2002 (“Fiscal 2002”).

Summary Compensation Table

				Long-Term Compensation
		Annual		Awards	Payouts
Name and Principal	Year Ended	Compensation		Securities Underlying	LTIP Payouts	All Other Compensation
Position in Fiscal 2004	May 31	Salary ($)	Bonus ($)	Options (#)	($)(2)	($)
John P. McConnell	2004	485,000	640,000	100,000	521,235	42,419	(3)
Chairman of the Board and	2003	485,000	605,000	200,000	-0-	41,475
Chief Executive Officer	2002	400,000	490,000	-0-	-0-	37,886
John S. Christie	2004	277,500	574,500	70,000	255,150	33,201	(4)
President and Chief	2003	270,000	480,000	100,000	-0-	32,103
Financial Officer	2002	245,000	410,000	-0-	-0-	20,286
Joe W. Harden	2004	200,000	463,000	45,000	-0-	1,668	(5)
President, The Worthington	2003	N/A	N/A	N/A	N/A	N/A
Steel Company (1)	2002	N/A	N/A	N/A	N/A	N/A
Edmund L. Ponko	2004	200,000	245,000	30,000	172,748	11,987	(6)
President,	2003	N/A	N/A	N/A	N/A	N/A
Dietrich Industries, Inc. (1)	2002	N/A	N/A	N/A	N/A	N/A
George P. Stoe	2004	200,000	360,000	40,000	-0-	55,538	(7)
President, Worthington	2003	N/A	N/A	N/A	N/A	N/A
Cylinder Corporation (1)	2002	N/A	N/A	N/A	N/A	N/A

     (1) Messrs. Harden, Ponko and Stoe were determined to be executive officers of the Company effective Fiscal 2004.

     (2) Reflects payouts for performance levels achieved for the three-year period ended May 31, 2004.

     (3) Includes $6,852 of Company contributions under the Worthington Industries, Inc. Deferred Profit Sharing Plan, a 401(k) plan (the “DPSP”), $32,777 of Company contributions under the Worthington Industries, Inc. Non-Qualified Deferred Compensation Plan (the “Executive Deferred Plan”), and $2,790 for term life insurance premiums attributable to Fiscal 2004.

     (4) Includes $10,893 of Company contributions under the DPSP, $19,657 of Company contributions under the Executive Deferred Plan, and $2,651 for term life insurance premiums attributable to Fiscal 2004.

     (5) Includes $1,668 for term life insurance premiums attributable to Fiscal 2004.

     (6) Includes $6,659 of Company contributions under the Dietrich Industries, Inc. Profit Sharing Incentive Plan, $3,600 of Company contributions under the Executive Deferred Plan, and $1,728 for term life insurance premiums attributable to Fiscal 2004.

     (7) Includes $8,560 of Company contributions under the DPSP, $2,086 for term life insurance premiums attributable to Fiscal 2004, and $44,953 for relocation expenses.

Deferred Profit Sharing Plan

     The Named Executives, except Mr. Ponko, participate in the DPSP (as defined in footnote (3) to the Summary Compensation Table, above), together with most other full-time, non-union employees of the Company. Contributions made by the Company are generally based on profits and are allocated quarterly to employee accounts based on total compensation (subject to certain limitations) and length of service. In addition, the Named Executives and other participants in the DPSP may elect to make voluntary contributions from their salary or bonus which are matched 50% by Company contributions up to the first 2% of compensation deferred, subject to IRS limits. Distributions under the DPSP are generally deferred until retirement, death, or total and permanent disability. Mr. Ponko participates in the Dietrich Industries, Inc. Profit Sharing Incentive Plan which is a 401(k) plan similar to the DPSP and includes most full-time, non-union employees of Dietrich Industries, Inc.

Executive Deferred Plan

     Executives who choose to participate in the Executive Deferred Plan (as defined in footnote (3) to the Summary Compensation Table, above) may elect to defer the payment of up to 50% of their base salary and 50% of their quarterly bonus until a specified date or until they are no longer associated with the Company. Participants in the Executive Deferred Plan may elect to have their deferred compensation invested at a rate reflecting (a) the increase or decrease in the fair market value per share of the Company’s Common Shares with dividends reinvested, (b) a fixed rate, or (c) as of August 1, 2004, returns on any of the funds available for investment under the DPSP. A committee appointed by the Board resets the fixed rate at least annually on a prospective basis, to reflect market changes. In addition, the Company has the option under the Executive Deferred Plan to make discretionary contributions to the accounts of participants. Payouts under the Executive Deferred Plan are made in cash.

Grants of Options

     The following table summarizes information concerning individual grants of options made to the Named Executives under the Worthington Industries, Inc. 1997 Long-Term Incentive Plan (the “1997 LTIP”) during Fiscal 2004.

Option Grants In Fiscal 2004

					Potential Realizable
	Number of	Percentage			Value at Assumed
	Common	of Total			Annual Rates of Share
	Shares	Options			Price Appreciation
	Underlying Options	Granted to Employees in	Exercise Price	Expiration	for Option Term (2)
Name	Granted (#) (1)	Fiscal Year	($/Share)	Date	5% ($)	10% ($)
J. P. McConnell	100,000	13.4%	15.26	6/01/2013	959,693	2,432,051
J. S. Christie	70,000	9.4%	15.26	6/01/2013	671,785	1,702,436
J. W. Harden	45,000	6.0%	15.26	6/01/2013	431,862	1,094,423
E. L. Ponko	30,000	4.0%	15.26	6/01/2013	287,908	729,615
G. P. Stoe	40,000	5.4%	15.26	6/01/2013	383,877	972,820

     (1) All reported options shown were granted as of June 2, 2003 under the 1997 LTIP with exercise prices equal to the fair market value of the Common Shares on the date of grant. The options become exercisable in increments of 20% per year on each anniversary of their grant date. In the event of a change in control of the Company (as defined in the 1997 LTIP), unless the Board explicitly provides otherwise, all options which have been outstanding at least six months before the date of such change in control become fully exercisable.

     (2) The dollar amounts reflected in this table are the result of calculations at the 5% and 10% annual appreciation rates set by the SEC for illustrative purposes and assume the options are held until their respective expiration dates. These dollar amounts are not intended to forecast future financial performance or possible future appreciation in the price of the Company’s Common Shares. Shareholders are, therefore, cautioned against drawing any conclusions from the appreciation data shown, aside from the fact that the Named Executives will realize value from the option grants shown only if the price of the Company’s Common Shares appreciates, which benefits all shareholders commensurately.

     As of June 1, 2004, the Company also granted options to employees covering an aggregate of 2,260,000 Common Shares, including options granted to the Named Executives covering an aggregate of 395,000 Common Shares. The exercise price of these options is equal to $19.20, the fair market value of the Common Shares on June 1, 2004. All of the options granted as of June 1, 2004 to the Named Executives were granted under the Worthington Industries, Inc. 2003 Stock Option Plan (the “2003 Plan”) and are non-qualified stock options with 10-year terms. Each such option becomes exercisable as to 20% of the Common Shares subject to the option after each of the first through the fifth anniversaries of the grant date. Information concerning these option grants will be included in the appropriate executive compensation tables in the Company’s Proxy Statement for the 2005 Annual Meeting of Shareholders.

     In the event an optionee’s employment terminates as a result of retirement, death, or total disability, any options outstanding and exercisable on that date will be exercisable by the Named Executive, or, in the event of death, by his beneficiary, until the earlier of either the fixed expiration date, as stated in the option award agreement, or 36 months after the last day of employment due to retirement, death or disability. Should termination occur for any other reason than retirement, death, or disability, all options will be forfeited immediately.

Option Exercises and Holdings

     The following table provides information regarding Common Shares acquired on exercise of options by the Named Executives during Fiscal 2004, as well as information regarding the total number of unexercised options held by the Named Executives as of May 31, 2004.

Aggregated Option Exercises in Fiscal 2004 and
Fiscal 2004 Year-End Option Values

	Number of			Number of Common Shares
	Common			Underlying Unexercised		Value of Unexercised
	Shares			Options		In-the-Money Options
	Underlying Options	Value		at Fiscal Year End (#)(1)		at Fiscal Year End ($) (2)
Name	Exercised (#)	Realized ($)		Exercisable	Unexercisable	Exercisable	Unexercisable
J. P. McConnell	20,000	83,600	(3)	476,400	326,600	402,720	211,680
J. S. Christie	2,000	15,660	(3)	212,000	216,000	346,472	169,778
J. W. Harden	-0-	N/A		-0-	45,000	N/A	(4)
E. L. Ponko	-0-	N/A		50,000	72,000	53,840	40,800
G. P. Stoe	-0-	N/A		-0-	40,000	N/A	(4)

     (1) All options outstanding as of May 31, 2004 were granted under either the Worthington Industries, Inc. 1990 Stock Option Plan (the “1990 Stock Option Plan”) or the 1997 LTIP with exercise prices equal to the fair market value of the Common Shares on the date of grant. The options become exercisable in increments of 20% per year on each anniversary of their grant date. In the event of a change in control of the Company (as defined in each of the Plans), unless the Board explicitly provides otherwise, all options that have been outstanding at least six months before the date of such change in control become fully exercisable.

     (2) Pre-tax value based on the spread between the exercise price and $19.14 per share, the closing price on May 28, 2004, the last business day of Fiscal 2004.

     (3) The value realized is the difference between the option exercise price and the price of the Company’s Common Shares on the date of exercise, multiplied by the number of Common Shares acquired on exercise.

     (4) None of the unexercisable options held by Mr. Harden or Mr. Stoe as of May 31, 2004 were in-the-money.

Long-Term Incentive Plan Awards

     The following table summarizes information concerning performance awards made to the Named Executives during Fiscal 2004 under the 1997 LTIP.

Long-Term Incentive Plan – Awards in Fiscal 2004

		Estimated Future Payouts Under
	Performance or Other Period	Non-Stock Price-Based Plans
Name	Until Maturation or Payout	Threshold ($)	Target ($)	Maximum ($)
J. P. McConnell	Three-year period ending 5/31/07	500,000	1,000,000	1,500,000
J. S. Christie	Three-year period ending 5/31/07	200,000	400,000	600,000
J. W. Harden	Three-year period ending 5/31/07	175,000	350,000	525,000
E. L. Ponko	Three-year period ending 5/31/07	125,000	250,000	375,000
G. P. Stoe	Three-year period ending 5/31/07	100,000	200,000	300,000

     Payouts of performance awards are generally tied to achieving specified levels (threshold, target and maximum) of corporate economic value added and earnings per share growth for the performance period, with each performance measure carrying a 50% weighting. For business unit executives, corporate economic value added and earnings per share measures together carry a 50% weighting, and business unit operating income targets are weighted 50%. If the performance level falls between threshold and target or between target and maximum, the award is prorated. Under the 1997 LTIP, any payouts would generally be made in August following the end of the applicable performance period. Performance awards may be paid in cash, Common Shares, other property, or any combination thereof, at the sole discretion of the Compensation Committee at the time of payment. Unless the Board specifically provides otherwise, in the event of a change in control of the Company, all performance awards would be considered to be earned, payable in full, and immediately settled or distributed.

Equity Compensation Plan Information

     The Company maintains four equity compensation plans (the “Plans”) under which Common Shares may be issued to eligible directors, officers and employees: (a) the 1990 Stock Option Plan; (b) the 1997 LTIP; (c) the 2000 Directors Option Plan; and (d) the 2003 Plan. Each Plan has been approved by the shareholders of the Company.

     The following table shows for the Plans, as a group, the number of Common Shares issuable upon the exercise of outstanding options, the weighted-average exercise price of outstanding options, and the number of Common Shares remaining available for future issuance, excluding Common Shares issuable upon exercise of outstanding options, in each case as of May 31, 2004.

Equity Compensation Plan Information

Number of
	Common Shares		Number of Common
	to be issued upon	Weighted-average	Shares remaining available
	exercise of	exercise price of	for future issuance under
	outstanding	outstanding	equity compensation plans
	options, warrants	options, warrants	[excluding Common Shares
Plan Category	and rights	and rights	reflected in column (a)]
	(a)	(b)	(c)
Equity compensation plans approved by shareholders	5,394,685 (1)	$13.86 (2)	9,554,650 (3)
Equity compensation plans not approved by shareholders	—	—	—

TOTAL	5,394,685 (1)	$13.86 (2)	9,554,650 (3)

     (1) Represents option grants under the Plans. In addition, if all performance awards outstanding as of May 31, 2004 were to be earned to their maximum amount and the Compensation Committee were to elect to make all payments in the form of Common Shares, then, based on the closing price on May 28, 2004 ($19.14), the last business day of Fiscal 2004, the maximum number of Common Shares which would be issued upon payout of the performance awards would be 947,100 Common Shares. The number of Common Shares, if any, actually issued with respect to performance awards earned would be based on the price of the Company’s Common Shares at the time of payout.

     (2) Represents weighted-average exercise price of options outstanding under the Plans. Please also see the discussion in note (1) above with respect to performance awards granted under the 1997 LTIP.

     (3) Includes 250,450 Common Shares available under the 1990 Stock Option Plan, 2,142,200 Common Shares available under the 1997 LTIP, 162,000 Common Shares available under the 2000 Directors Option Plan, and 7,000,000 Common Shares available under the 2003 Plan. In addition to options, the 1997 LTIP authorizes the Compensation Committee to grant awards in the form of stock appreciation rights, restricted stock, performance shares, performance units, dividend equivalents, and other stock unit awards that are valued in whole or in part by reference to, or are otherwise based on, Common Shares or other property.

PERFORMANCE GRAPH

     The following line graph compares the five-year cumulative return on the Company’s Common Shares, the S&P 500 Stock Index (“S&P 500”), the S&P Industrials Index, and the S&P Steel Index (formerly, Iron & Steel Index), in each case assuming that $100 was invested at May 31, 1999 and that dividends were reinvested when received. The S&P Steel Index, of which the Company is a component, is the most specific index relative to the Company’s largest line of business.

Comparison of Five-Year Cumulative Total Return*
Among Worthington Industries, Inc., the S&P 500 Index, the S&P Industrials Index,
and the S&P Steel Index

*$100 invested on 5/31/99 in stock or index-including reinvestment of dividends. Fiscal year ending May 31.

Comparison of Five-Year Cumulative Total Return

	5/99	5/00	5/01	5/02	5/03	5/04
WORTHINGTON INDUSTRIES, INC.	100.00	98.83	100.00	138.95	141.70	189.11
S&P500	100.00	110.48	98.82	85.14	78.27	92.62
S&P INDUSTRIALS	100.00	110.94	121.43	99.23	88.02	109.06
S&P STEEL	100.00	74.94	80.73	96.28	70.24	108.19

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

Role of the Compensation Committee

     The Compensation Committee is comprised of four directors who qualify as independent under the applicable NYSE Rules. The Compensation Committee operates under a written charter adopted by the Board. The Compensation Committee is responsible for, among other duties, setting and administering the policies which govern executive compensation.

Compensation Philosophy

     A basic philosophy of the Company is that employees should have a meaningful portion of their total compensation tied to job performance. Therefore, the Company uses incentives, profit sharing or otherwise, whenever possible. In furtherance of this philosophy, most full-time, non-union employees participate in some form of incentive compensation program. These programs include cash profit sharing, which is computed as a fixed percentage of profits, as well as bonus programs under which bonuses are paid quarterly based on operating results and individual performance. Components of executive pay are discussed below.

Base Compensation

     Base salaries for the CEO and other executive officers are set to reflect the duties and responsibilities inherent to each position, individual level of experience, performance, and market compensation information. The Compensation Committee annually reviews information regarding compensation paid by other manufacturing companies of similar size to officers with similar responsibilities. It is the Compensation Committee’s intent to set base salaries at levels so that when the Company performs well, the bonus payments (which are tied to Company performance) would put Company officers in the upper range of total compensation being paid to officers of comparable companies. Conversely, should the Company’s performance be below that of comparable companies, total executive compensation would fall below the average range of total compensation being paid.

     In May 2004, based on the review of market data from “peer” companies and to reflect the relative size of the businesses for which they are responsible, Mr. Harden and Mr. Ponko received base pay increases from $200,000 to $230,000 and $220,000, respectively. Mr. Christie’s base pay was increased to $300,000 in consideration of the addition of the responsibilities of Chief Financial Officer to his duties as President. Mr. McConnell declined a base pay increase recommended by the Compensation Committee.

Incentive Compensation

     Bonuses

     The Company’s CEO, other executive officers, and certain other key employees participate in an executive bonus program (the “Bonus Plan”) in which bonuses are paid to participants based on corporate, business unit or operating unit results and individual performance. Although corporate, business unit or operating unit results is the largest variable in determining the amount of the bonus, bonuses may be adjusted up or down based on the individual’s performance as determined by the individual’s manager, the CEO, or the Compensation Committee. Bonuses are paid quarterly and generally account for in excess of 45% of a participant’s total compensation.

     Bonuses paid under the Bonus Plan provide a balance between incentives for current and long-term profitability. Since the payment is based on current year performance, the incentive toward current profitability is obvious. However, since future compensation for officers will continue to be based in large part on the Bonus Plan, the existence of the Bonus Plan also provides the incentive to assure the continued long-term profitability of the Company.

     Long-Term Incentives

     The Compensation Committee has implemented a long-term incentive program for the CEO and other executive officers which anticipates consideration of (a) annual option grants and (b) long-term performance awards based on achieving measurable financial criteria over a multiple-year period, with payment in cash, Common Shares, other property or any combination thereof upon achievement of specified performance levels.

     The Compensation Committee believes both options and performance awards are particularly appropriate methods of motivating and rewarding senior executives. Options align the interests of employee option holders with those of shareholders by providing value tied to stock price appreciation. Performance awards motivate long-term results because their value is tied to sustained financial achievement over a multiple-year period.

     Performance awards granted to the CEO and other Named Executives during Fiscal 2004 are shown in the table under the heading “Long-Term Incentive Plan Awards,” and the options granted to those individuals during Fiscal 2004 are shown in the table under the heading “Grants of Options.”

CEO Compensation

     In Fiscal 2004, the Company faced weaknesses in key markets early in the year. As the year progressed, the Company showed sustained improvement, leading to a very strong finish and a record fourth quarter. During Fiscal 2004, there was unprecedented volatility in steel supply and pricing with scarcity in steel supply for prolonged periods. The Company successfully navigated these challenges and performed well, significantly exceeding results for Fiscal 2003. The Company also concluded Fiscal 2004 with the announcement of an agreement to sell its Decatur cold-rolling assets to Nucor Corporation while retaining the slitting and cut-to-length assets. This transaction divests assets and repositions the Company’s efforts to serve the growing southeastern market by focusing on its core processing strengths. The Compensation Committee is pleased with the performance of the CEO and management in Fiscal 2004.

     The Company’s highly leveraged, incentive-based executive pay programs are designed to reward management in good years and reduce compensation in weaker years. Consistent with that approach, the total cash compensation for the CEO increased in Fiscal 2004 compared to Fiscal 2003. Mr. McConnell’s bonus compensation in Fiscal 2004 increased 6%, and his total cash compensation increased 3% from Fiscal 2003. The Committee recommended an additional increase for Mr. McConnell, which he declined.

     Mr. McConnell and other members of management received a payout in respect of performance awards granted under the 1997 LTIP for performance levels achieved for the three-year period ended May 31, 2004. The details of the payouts are described on page 14 in the EXECUTIVE COMPENSATION section Summary Compensation Table.

Tax Deductibility

     Section 162(m) of the Internal Revenue Code limits deductions for compensation paid to a publicly-held corporation’s five most highly-compensated executive officers to $1,000,000 per year per executive officer, excluding “performance-based compensation” meeting certain requirements. Treasury regulations issued under Section 162(m) define the provisions which compensatory plans must contain to qualify for the “performance-based” exemption under Section 162(m). The Company’s 1990 Stock Option Plan and 2003 Plan qualify for the exemption. The Compensation Committee intends to tailor the incentive programs under the 1997 LTIP to also qualify them for the exemption. Although bonuses are driven by financial and individual performance, awards under the Bonus Plan, which has been in effect since 1966, do not meet the technical requirements for the “performance-based” exemption under Section 162(m). Due to the Section 162(m) restrictions, $125,000 of John P. McConnell’s total cash compensation for Fiscal 2004 would not be deductible. For future years, the Compensation Committee intends to examine the issue to determine if some part of Mr. McConnell’s bonus compensation should be based upon the satisfaction of conditions and paid in a different manner in order to qualify for the “performance-based” exemption under Section 162(m). In all cases, however, whether or not some portion of a covered executive officer’s compensation is tax deductible, the Company will continue to carefully consider the net cost and value to the Company of its compensation policies.

Compensation and Stock Option Committee John B. Blystone, Chair Michael J. Endres Peter Karmanos, Jr. John R. Kasich

TRANSACTIONS WITH CERTAIN RELATED PARTIES

     The Company is a party to certain agreements relating to the rental of aircraft from (a) JMAC and (b) McAIR, Inc. (“McAIR”), a corporation wholly-owned by John H. McConnell. Under the agreement with JMAC, the Company leases, on a net basis, an aircraft for a rental fee of $75,725 per month. Under the agreement with McAIR, the Company leases an aircraft, as needed, for a rental fee per flight. For Fiscal 2004, the Company paid an aggregate amount of approximately $896,000 under the JMAC agreement and approximately $92,036 under the McAIR agreement. Based on quotes for similar services provided by unrelated third parties, the Company believes that the rental rates charged by JMAC and McAIR are no less favorable to the Company than those that could be obtained from unrelated entities.

     During Fiscal 2004, the Company, either directly or through business expense reimbursement, paid approximately $160,000 to Double Eagle Club, a private golf club, owned by the McConnell Family (the “Club”). The Company uses the Club’s facilities for Company functions and meetings, and for meetings, entertainment and overnight lodging for customers, suppliers and other business associates. Amounts charged by the Club to the Company are no less favorable to the Company than those that are charged to unrelated members of the Club.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Ownership of and transactions in the Company’s Common Shares by executive officers, directors and persons who beneficially own more than 10% of the Common Shares are required to be reported to the SEC pursuant to Section 16(a) of the Exchange Act. Based solely on a review of copies of the reports furnished to the Company and written representations that no other reports were required, the Company believes that, during Fiscal 2004, all filing requirements were complied with, except that each of Joe W. Harden, Edmund L. Ponko and George P. Stoe filed late his initial Form 3 reporting that he had become an executive officer of the Company. Effective June 1, 2004, each of Messrs. Harden, Ponko and Stoe was granted an option to purchase Common Shares of the Company, which grant was reported late in a Form 4 filed on July 14, 2004. Mr. Harden’s July 14, 2004 Form 4 also reported late one purchase of Common Shares on June 14, 2004.

PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Audit Committee of the Company’s Board has selected the firm of KPMG LLP to serve as the Company’s independent auditors for the fiscal year ending May 31, 2005 and recommends to the shareholders that they vote for the ratification of that selection. KPMG LLP audited the Company’s consolidated financial statements for Fiscal 2003 and Fiscal 2004. Representatives of KPMG LLP are expected to be present at the Annual Meeting and will be given the opportunity to make a statement if they so desire and to respond to appropriate questions.

     The selection of independent auditors is made annually by the Audit Committee. The Company has determined to submit the selection of the independent auditors to the shareholders for ratification. Before selecting KPMG LLP, the Audit Committee carefully considered that firm’s qualifications as independent auditors for the Company and the audit scope.

The Audit Committee and the Board Recommend that Shareholders Vote For This Proposal.

     The affirmative vote of the holders of a majority of the Company’s Common Shares, present in person or by proxy and entitled to vote on the proposal, is required to ratify the selection of the independent auditors. The effect of an abstention is the same as a “no” vote. Even if the selection of KPMG LLP is ratified by the shareholders, the Audit Committee, in its discretion, could decide to terminate the engagement of KPMG LLP and to engage another firm if the Audit Committee determines such action necessary or desirable.

AUDIT COMMITTEE MATTERS

     In accordance with the applicable SEC Rules, the Audit Committee has issued the following report:

REPORT OF THE AUDIT COMMITTEE FOR FISCAL 2004

     The Audit Committee oversees the Company’s financial and accounting functions, controls, reporting processes, and audits on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including the establishment and maintenance of an adequate system of internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited consolidated financial statements as of and for the fiscal year ended May 31, 2004 and discussed with management the quality, not just the acceptability, of the accounting principles as applied in the Company’s financial reporting, the reasonableness of significant judgments, and the clarity and completeness of disclosures in the consolidated financial statements.

     The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited consolidated financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles; the consistency of the Company’s accounting principles and their application; the reasonableness of significant judgments; the clarity and completeness of the disclosures in the consolidated financial statements; and such other matters as are required to be discussed with the Audit Committee by Statement on Auditing Standards No. 61, as amended (Communication With Audit Committees). In addition, the Audit Committee has discussed with the independent auditors the auditors’ independence from management and the Company, including the matters in the written disclosures required by Independence Standards Board Standard No. 1.

     The Audit Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee has also met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s system of internal control over financial reporting, and the overall quality of the Company’s financial reporting.

     In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board has approved) that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the fiscal year ended May 31, 2004 for filing with the SEC. The Audit Committee has also selected KPMG LLP as the Company’s independent auditors for the year ending May 31, 2005, and recommends that the shareholders ratify such selection.

     The Audit Committee is governed by a charter. The Audit Committee held eight meetings during Fiscal 2004.

Audit Committee Mary Fackler Schiavo, Chair Michael J. Endres Sidney A. Ribeau

PRE-APPROVAL OF SERVICES PERFORMED BY INDEPENDENT AUDITORS

     Under applicable SEC Rules, the Audit Committee is to pre-approve the audit and non-audit services performed by the independent auditors in order to ensure that they do not impair the auditors’ independence from the Company. The SEC Rules specify the types of non-audit services that independent auditors may not provide to their audit clients and establish the Audit Committee’s responsibility for administration of the engagement of the independent auditors.

     Consistent with applicable SEC Rules, the charter of the Audit Committee requires that the Audit Committee review and pre-approve all audit services and permitted non-audit services provided by the independent auditors to the Company or any of its subsidiaries. The Audit Committee may delegate pre-approval authority to one or more members of the Audit Committee, and, if it does, the decision of that member or members must be presented to the full Audit Committee at its next regularly scheduled meeting.

     All requests or applications for services to be provided by the independent auditors must be submitted to the Audit Committee by both the independent auditors and the Chief Financial Officer and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC Rules governing auditor independence.

FEES OF INDEPENDENT AUDITORS

     Fees billed for services rendered by KPMG LLP for each of Fiscal 2004 and Fiscal 2003 were as follows:

     Audit Fees

     KPMG LLP billed the Company an aggregate of $471,106 for Fiscal 2004 and $412,630 for Fiscal 2003 for professional services rendered for the audit of the Company’s consolidated financial statements, review of the interim consolidated financial statements included in the Company’s Forms 10-Q filed during Fiscal 2004 and Fiscal 2003, and services that are normally provided by the independent auditors in connection with statutory and regulatory filings or engagements for those fiscal years. This category also includes advice on audit and accounting matters which arose during, or as a result of, the audit of annual consolidated financial statements or the review of interim consolidated financial statements and the preparation of an annual “management letter” on internal control matters.

     Audit-Related Fees

     KPMG LLP billed the Company $41,330 in Fiscal 2004 and $6,000 in Fiscal 2003 for assurance and related services which are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and which are not reported above under “Audit Fees.” The fees for Fiscal 2004 include services for the audit of the Company’s DPSP and for the review of management’s documentation and evaluation of internal controls. In addition, the fees for Fiscal 2004 and Fiscal 2003 disclosed under this category were for services normally provided by the independent auditors in connection with statutory and regulatory filings or engagements, including consents and assistance with and review of documents filed with the SEC and for accounting consultations.

     All Other Fees

     During Fiscal 2004 and Fiscal 2003, KPMG LLP did not provide any tax services or any products or services to the Company other than those services covered under the headings “Audit Fees” and “Audit-Related Fees” above.

     All of the services rendered by KPMG LLP to the Company and its subsidiaries during Fiscal 2004 were pre-approved by the Audit Committee.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

     The SEC has implemented rules regarding the delivery of proxy materials (i.e., annual reports and proxy statements, proxy statements combined with a prospectus, or any information statements provided to shareholders) to households. This method of delivery, often referred to as “householding,” would permit the Company to send a single annual report and/or a single proxy statement to any household at which two or more different shareholders reside if the Company reasonably believes such shareholders are members of the same family or otherwise share the same address or that one shareholder has multiple accounts. In each case, the shareholder(s) must consent to the householding process. Each shareholder would continue to receive a separate notice of any meeting of shareholders and proxy card. The householding procedure is intended to reduce the volume of duplicate information shareholders receive and reduce the Company’s expenses. The Company may institute householding in the future and will notify registered shareholders affected by householding at that time.

     Many broker/dealers and other holders of record have instituted householding. If your family has one or more “street name” accounts under which you beneficially own Common Shares of the Company, you may have received householding information from your broker/dealer, financial institution, or other nominee in the past. Please contact the holder of record directly if you have questions, require additional copies of this Proxy Statement or the Company’s 2004 Annual Report, or if you wish to revoke your decision to household and thereby receive multiple copies. You should also contact the holder of record if you wish to institute householding. These options are available to you at any time.

SHAREHOLDER PROPOSALS FOR 2005 ANNUAL MEETING

     Shareholders of the Company seeking to bring business before the 2005 Annual Meeting of Shareholders (the “2005 Annual Meeting”) or to nominate candidates for election as directors at the 2005 Annual Meeting must provide timely notice thereof in writing to the Company’s Secretary. Under Section 1.08(A) of the Company’s Code of Regulations, to be timely, a shareholder’s notice with respect to business to be brought before the 2005 Annual Meeting must be delivered to, or mailed and received at, the principal executive offices of the Company not less than 30 days nor more than 90 days prior to the 2005 Annual Meeting. However, if less than 70 days’ notice or prior public disclosure of the date of the 2005 Annual Meeting is given or made to the shareholders, notice by the shareholder, to be timely, must be received no later than the close of business on the tenth day following the day on which the notice of the date of the 2005 Annual Meeting was mailed or the public disclosure was made. In order for a shareholder’s notice to be in proper form, it must include: (a) a brief description of the business the shareholder desires to bring before the 2005 Annual Meeting; (b) the reasons for conducting the proposed business at the 2005 Annual Meeting; (c) the name and address of the proposing shareholder; (d) the number of Common Shares beneficially owned by the proposing shareholder; and (e) any material interest of the proposing shareholder in the business to be brought before the 2005 Annual Meeting. The requirements applicable to nominations are described above in “PROPOSAL 1: ELECTION OF DIRECTORS — Nominating Procedures.” The Company’s 2005 Annual Meeting is currently scheduled to be held on September 29, 2005.

     A shareholder seeking to bring business before the 2005 Annual Meeting must also comply with all applicable SEC Rules. Under SEC Rule 14a-8 under the Exchange Act, proposals of shareholders intended to be presented at the Company’s 2005 Annual Meeting must be received by the Company no later than May 4, 2005 to be included in the Company’s proxy materials relating to the 2005 Annual Meeting. Upon receipt of a shareholder proposal, the Company will determine whether or not to include the proposal in the proxy materials in accordance with applicable SEC Rules.

     The SEC has promulgated rules relating to the exercise of discretionary voting authority pursuant to proxies solicited by the Board. If a shareholder intends to present a proposal at the 2005 Annual Meeting and does not notify the Company of the proposal by August 31, 2005, the management proxies of the Company will be entitled to use their discretionary voting authority, should the proposal be then raised, without discussion of the matter in the Company’s proxy statement for the 2005 Annual Meeting.

     Any written notice required as described in this section must be given to the Company’s Secretary at the following address: Dale T. Brinkman, Secretary, Worthington Industries, Inc., 200 Old Wilson Bridge Road, Columbus, Ohio 43085.

FUTURE ELECTRONIC ACCESS TO PROXY MATERIALS AND ANNUAL REPORT

     Registered shareholders can further save the Company expense by consenting to electronically access, as appropriate, the proxy statement and annual report relating to future meetings of shareholders on the Investor Relations section of the Company’s website at www.worthingtonindustries.com. You can choose this option by marking the “Electronic Access” box on your proxy card or by following the instructions provided when you submit your voting instructions electronically via the Internet or by telephone. If you choose this option, prior to each shareholder meeting, you will receive your proxy card in the mail, along with a notice of the meeting, instructions for electronically accessing the proxy statement and annual report, and instructions for voting via mail, telephone or the Internet. You may select the “Electronic Access” option for each account held in your name. Your choice will remain in effect unless you revoke it by contacting the Company’s transfer agent, National City Bank, at 1-800-622-6757 or by visiting the Investor Relations section of the Company’s website at www.worthingtonindustries.com. You will be responsible for any fees or charges that you would typically pay for access to the Internet.

10-K REPORT

     Audited consolidated financial statements for Worthington Industries, Inc. and its subsidiaries for Fiscal 2004 are included in the 2004 Annual Report which is being delivered with this Proxy Statement. Additional copies of these financial statements and the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2004 (excluding exhibits) may be obtained, without charge, from the Company’s Investor Relations Department at 200 Old Wilson Bridge Road, Columbus, Ohio 43085. The Form 10-K is also available on the Company’s website at www.worthingtonindustries.com and is on file with the SEC, Washington, D.C. 20549.

OTHER BUSINESS

     As of the date of this Proxy Statement, management knows of no business that will be presented for action by the shareholders at the 2004 Annual Meeting other than that discussed in this Proxy Statement. However, if any other matter requiring a vote of the shareholders properly comes before the Annual Meeting, the individuals acting under the proxies solicited by the Board will vote and act according to their best judgment in light of the conditions then prevailing.

     The form of proxy card and this Proxy Statement have been approved by the Board and are being mailed and delivered to shareholders by its authority.

By Order of the Board of Directors,
/s/ Dale T. Brinkman
Dated: September 1, 2004	Dale T. Brinkman,
Secretary

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

THURSDAY, SEPTEMBER 30, 2004, AT 2:00 P.M. EDT

WORTHINGTON INDUSTRIES ATHLETIC CENTER
905 DEARBORN DRIVE
COLUMBUS, OHIO 43085

A live audio webcast will be available via Internet link at
www.worthingtonindustries.com and will be archived for 90 days.

â     Please fold and detach card at perforation before mailing.    â

Worthington Industries, inc.	Proxy

The Common Shares represented by this Proxy, when properly executed, will be voted as specified. If no choice is indicated, the Common Shares represented by this Proxy will be voted FOR each of Proposals 1 and 2. If any other matters are properly brought before the Annual Meeting, or if any nominee who would otherwise receive the requisite number of votes becomes unable or unwilling to serve as a candidate for election as a director, the Common Shares represented by this Proxy will be voted in the discretion of the individuals designated to vote this Proxy, to the extent permitted by applicable law, on such matters or for such substitute nominee(s) as the directors may recommend.

1.	Election of three directors, each for a term of three years, expiring in 2007.

Nominees:	(01) John R. Kasich	☐	For All Nominees	☐	Withheld From All Nominees

(02) John P. McConnell

	(03) Mary Fackler Schiavo	☐
For All Nominees Except the Individual(s) Named on the Line Above

2.	Ratification of the selection of the firm of KPMG LLP as the independent auditors of the Company for the fiscal year ending May 31, 2005.	☐ For	☐ Against	☐ Abstain

In their discretion, to the extent permitted by applicable law, the individuals designated to vote this Proxy are authorized to vote on such other business (none known by the Company at the time of solicitation of this Proxy) as may properly come before the Annual Meeting and any adjournment.

	☐Mark here if you plan to attend the Annual Meeting.	☐	Electronic Access: Mark here if you consent to access future annual reports and proxy statements via the Internet.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

c/o National City Bank
Corporate Trust Operations
Locator 5352
P.O. Box 92301
Cleveland, OH 44193-0900

Vote By Telephone

Have your Proxy Card available when you call the toll-free number, 1-800-542-1160 using a touch-tone telephone. Please follow the simple instructions to record your vote.

Vote By Internet

Have your Proxy Card available when you access the web site, http://www.votefast.com and follow the simple instructions to record your vote.

Vote By Mail

Please mark, sign and date your Proxy Card and return it in the postage-paid envelope provided or return it to: Stock Transfer Dept. (WII), National City Bank, P.O. Box 94509, Cleveland, OH 44101-4500.

Vote by Telephone Call Toll-Free using a Touch-Tone Phone: 1-800-542-1160	Vote by Internet Access the Web site and cast your vote: http://www.votefast.com	Vote by Mail Return your Proxy Card in the postage-paid envelope provided

Vote 24 hours a day, 7 days a week!
Your telephone or Internet vote must be received by 11:59 p.m., Eastern Daylight Time, on September 29, 2004, to be counted in the final tabulation.
If you vote by telephone or Internet, please do not mail your Proxy Card.

Your Control Number is:

Proxy Card must be signed and dated below.
â    Please fold and detach card at perforation before mailing.    â

Worthington Industries, inc.	Proxy

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF WORTHINGTON INDUSTRIES, INC. PLEASE SIGN AND DATE THIS PROXY CARD ON THE LINES BELOW AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

The undersigned hereby constitutes and appoints John P. McConnell, John S. Christie and Dale T. Brinkman, or any of them, the proxy or proxies of the undersigned to attend and vote at the Annual Meeting of Shareholders of Worthington Industries, Inc. to be held at the Worthington Industries Athletic Center, 905 Dearborn Drive, Columbus, Ohio, on September 30, 2004, at 2:00 p.m., Eastern Daylight Time, and any adjournment, and to vote all of the Common Shares of the Company that the undersigned is entitled to vote at such Annual Meeting or any adjournment.

All Proxies previously given or executed by the undersigned are hereby revoked. The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement for the September 30, 2004, meeting and the Company’s 2004 Annual Report.

Signature

Joint Owner Signature

Date:                                                             , 2004

Please sign your name exactly as it appears on this Proxy Card. Executors, administrators, trustees, guardians, attorneys and agents should give their full titles. If shareholder is a corporation, an authorized officer should sign in full corporate name. If shareholder is a partnership or other entity, an authorized person should sign in the entity’s name. If the Common Shares represented by this Proxy are held in joint tenancy, both holders should sign this Proxy Card.